Ligand Reports First Quarter 2026 Financial Results

First quarter performance driven by strong year-over-year royalty revenue growth of 56%

Reaffirms Previously Raised 2026 Full-Year Financial Guidance Reflecting Anticipated Partial-Year Contribution from Pending XOMA Royalty Acquisition

Conference call begins at 8:30 a.m. Eastern Time today

JUPITER, Fla., May 7, 2026 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three months ended March 31, 2026, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss the results and answer questions.
“The first few months of 2026 have already proven to be highly productive and transformative for Ligand,” said Todd Davis, CEO of Ligand. “In April, we announced a definitive agreement to acquire XOMA Royalty Corporation (“XOMA Royalty” or “XOMA”), a highly complementary business that we expect to accelerate both near and long-term growth. Upon closing, the transaction will add more than 120 commercial, clinical and preclinical-stage assets to our royalty portfolio, including seven commercial assets and 14 late-stage programs, and meaningfully diversify Ligand across therapeutic areas, stages of development, and biopharma partners. We were also pleased to see the full FDA approval of Filspari in focal segmental glomerulosclerosis (“FSGS”), a transformative milestone that further strengthens one of our most valuable royalty assets. Filspari is now the largest royalty contributor within our commercial portfolio and, as the first and only FDA-approved medicine for this rare and serious kidney disease, is well positioned to be a key driver of long-term royalty growth.”
First Quarter 2026 Financial Results
First-quarter 2026 results reflect continued strong momentum in the royalty business, with royalty revenue growing 56% year-over-year. Total revenues and income for the first quarter of 2026 were $51.7 million, compared with $45.3 million for the same period in 2025, with the 14% increase primarily driven by higher royalty revenue. Royalties for the first quarter of 2026 were $43.0 million, compared with $27.5 million for the same period in 2025, with the 56% increase primarily attributable to royalties earned on Travere Therapeutics’ Filspari and Merck’s Ohtuvayre and Capvaxive. Captisol® sales were $8.7 million for the first quarter of 2026, compared with $13.5 million for the same period in 2025, with the decrease due to the timing of customer orders.
Cost of Captisol for the first quarter of 2026 was $3.3 million, compared with $4.8 million for the same period in 2025, with the change due to a decrease in Captisol sales. Amortization of intangibles was $8.1 million for the first quarter of 2026, compared with $8.3 million for the same period in 2025. Research and development expenses were $2.1 million for the first quarter of 2026, compared with $50.1 million for the same period in 2025. The first quarter of 2025 included a $44.3 million one-time charge in connection with the royalty financing agreement with Castle Creek Biosciences to fund the Phase 3 clinical study of D-Fi (FCX-007), which was accounted for as a research and development funding agreement under ASC 730-20, Research and Development Arrangements, and $2.7 million research and development expenses of our former Pelthos business. General and administrative expenses were $20.8 million for the first quarter of 2026, compared with $18.8 million for the same period in 2025. The increase primarily reflects higher employee-related costs, including increased headcount and share-based compensation, consistent with the Company’s continued investment in its business development and portfolio management functions.
Non-operating expense, net, was $41.6 million for the first quarter of 2026, compared with $14.0 million for the same period in 2025. The change was primarily attributable to a $49.2 million non-cash loss from changes in the fair value of the Company’s equity-method investment in Pelthos Therapeutics and Pelthos Series A Preferred Shares, partially offset by a $3.9 million gain from short-term investments and $4.9 million of net interest income.
GAAP net loss was $13.3 million, or $0.67 per share for the first quarter of 2026, compared with GAAP net loss of $42.5 million, or $2.21 per share, for the same period in 2025. Adjusted net income for the first quarter of 2026 was $34.6 million, or $1.63 per diluted share, representing growth of 30% and 23%, respectively, compared with $26.6 million, or $1.33 per diluted share, for the same period in 2025. The increase was primarily driven by the 56% year-over-year growth in royalty revenue. Adjusted net income represents a non-GAAP financial measure. See the table below for a reconciliation of net loss to adjusted net income.
As of March 31, 2026, Ligand had cash, cash equivalents, and short-term investments of $779.4 million, compared with $733.5 million at December 31, 2025.
2026 Financial Guidance Update
Ligand is reaffirming its 2026 full-year financial guidance, which was raised on April 27, 2026 in connection with the announced entry into a definitive agreement to acquire XOMA. The transaction is expected to close in the third quarter of 2026, subject to customary closing conditions, including approval by XOMA stockholders, and certain entity restructuring. The previously announced increase to guidance is entirely attributable to the anticipated partial-year contribution from XOMA and reflects: (i) incremental royalty revenue of approximately $25 million generated from XOMA’s commercial-stage portfolio, principally Vabysmo, Ojemda and Miplyffa; (ii) anticipated cost synergies resulting from the XOMA acquisition that are expected to substantially offset incremental operating expenses associated with the acquired business; partially offset by (iii) modestly lower other income, reflecting capital deployed to fund the XOMA acquisition and the related reduction in interest income on cash balances. The Company continues to expect adjusted earnings per diluted share1 of approximately $8.50 to $9.50 and full-year 2026 royalty revenue to be in the range of $225 million to $250 million. Revenue from sales of Captisol is unchanged at $35 million to $40 million and contract revenue is unchanged at $10 million to $20 million, resulting in total revenue of $270 million to $310 million.
First Quarter 2026 Corporate Highlights and Portfolio Updates
On April 27, 2026, Ligand and XOMA, both biotechnology royalty aggregators, announced that the companies entered into a definitive agreement under which Ligand will acquire XOMA for $39.00 per share of common stock in cash. XOMA stockholders are expected to separately receive one non-transferable Contingent Value Right (“CVR”) per share entitling the holders to receive a portion of 75% of the net proceeds that may result from certain pending litigation at XOMA. The cash purchase price at close represents an approximately 14% premium to XOMA’s 30 trading day volume weighted average price as of April 24, 2026, the last trading day prior to announcement of the transaction. The transaction is expected to close in the third quarter of 2026, subject to customary closing conditions. Ligand intends to fund the transaction through a combination of cash on hand and borrowings under its existing revolving credit facility, and expects to retain sufficient capital capacity to continue executing its capital deployment strategy of investing approximately $150 million to $250 million annually in high-value royalty assets.
The acquisition further diversifies Ligand’s royalty portfolio across therapeutic areas such as ophthalmology, oncology, CNS and rare diseases and across stages of development and biopharma partners. The anticipated XOMA acquisition will add over 120 commercial, clinical, and preclinical-stage assets to Ligand’s broad and growing royalty portfolio, highlighted by Roche’s Vabysmo (faricimab-svoa), Day One Pharmaceuticals’, now Servier's, Ojemda (tovorafenib), Zevra Therapeutics’ Miplyffa (arimoclomol), and 14 programs in late-stage development, highlighted by Takeda's mezagitamab and certain assets from Takeda’s externalized asset portfolio, including osavampator, volixibat and OHB-607.

Filspari
1 The financial outlook, expectations and other forward-looking statements provided by Ligand for 2026 and beyond reflect Ligand’s judgment based on the information available at the time of this release. Please see the “Cautionary Note Regarding Forward-looking Statements” section in this release for factors that may impact Ligand’s ability to meet expectations. A reconciliation of forward-looking non-GAAP core adjusted earnings per diluted share for 2026 to the most directly comparable GAAP measures was provided in Ligand’s Acquisition of XOMA Royalty presentation on April 27, 2026, which is available on Ligand’s investor relations website.

On April 13, 2026, Travere announced the U.S. Food and Drug Administration (FDA) approved Filspari to reduce proteinuria in adult and pediatric patients aged 8 years and older with FSGS, in patients without nephrotic syndrome. Filspari is currently the first and only medicine approved by the FDA for the treatment of FSGS, marking its expansion beyond IgA nephropathy (IgAN) into a second rare kidney disease.
People with FSGS who do not have nephrotic syndrome span across different types of FSGS and represent a population aligned with the KDIGO guidelines for treating glomerular diseases. Travere estimates that the addressable population in the U.S. is more than 30,000 individuals with FSGS who do not have nephrotic syndrome.
On May 4, 2026, Travere announced first quarter results and recent business highlights:
•Filspari achieved record 993 new patient start forms for IgAN in the U.S. in the first quarter; U.S. net product sales grew 88% year over year to $105 million
•The first FSGS patients were treated within one week of approval
•The SPARX Study evaluating Filspari in post-transplant patients with recurrent IgAN or FSGS is on track to complete enrollment in the second quarter of 2026
Qtorin rapamycin
On February 24, 2026, Palvella announced positive topline results from its Phase 3 SELVA study of Qtorin rapamycin for the treatment of microcystic lymphatic malformations (MLMs). The Phase 3 trial met its primary endpoint with statistically significant improvement on the Microcystic LM Investigator Global Assessment and achieved statistical significance on its pre-specified key secondary endpoint and all four secondary efficacy endpoints. Qtorin rapamycin was well tolerated, with no drug-related serious adverse events reported and systemic rapamycin levels below 2 ng/mL at all timepoints for all participants. 98% of participants who completed the efficacy evaluation period elected to continue to receive Qtorin rapamycin in the ongoing treatment extension period.
On March 31, 2026, Palvella announced fourth quarter results and recent business highlights:
•NDA for Qtorin rapamycin for the treatment of MLM is on track for planned submission in second half of 2026
•Accelerating U.S. launch readiness for Qtorin rapamycin for MLMs; potential to become the first FDA-approved therapy and first-line, standard-of-care treatment for this serious, lifelong disease affecting an estimated more than 30,000 diagnosed patients in the U.S.
•Initiation of the Phase 3 trial of Qtorin rapamycin for the treatment of cutaneous venous malformations is planned for second half of 2026
•Initiation of the Phase 2 trial of Qtorin rapamycin for the treatment of clinically significant angiokeratomas is planned for second quarter of 2026
On May 4, 2026, Palvella announced the first patients have been dosed in LOTU, a Phase 2 clinical trial designed to evaluate the safety and efficacy of Qtorin rapamycin for the treatment of clinically significant angiokeratomas. Clinically significant angiokeratomas represent a rare, chronic and debilitating lymphatic malformation with no FDA approved therapies and an estimated more than 50,000 diagnosed patients in the U.S. Topline results from the Phase 2 trial are expected in the second half of 2027.
Lasofoxifene
On March 26, 2026, LeonaBio announced fourth quarter results and recent business highlights:
•Lasofoxifene is currently in a Phase 3 clinical trial in combination with abemaciclib, a CDK4/6 inhibitor, as a targeted therapy for estrogen receptor-positive (ER+), HER2-negative, ESR1-mutated metastatic breast cancer, a population with limited treatment options following progression on aromatase inhibitors and CDK4/6 inhibitors. The primary endpoint of the study is statistically significant improvement in progression free survival (PFS) as determined by blinded, independent central review (BICR). The ongoing Phase 3 trial aims to establish a new standard of care for this genetically defined patient group
•LeonaBio is amending the ELAINE-3 trial protocol to increase the sample size from 500 participants to up to 600 participants. The primary goal of the amendment is to help ensure that the trial will have the appropriate number of disease progression events. The Company expects to complete enrollment of the

Phase 3 ELAINE-3 clinical trial in the fourth quarter of 2026 and to have topline data in the second half of 2027
AVIM Therapy/Virtue SAB
On March 12, 2026, Orchestra BioMed announced fourth quarter results and recent business highlights:
•Accelerated patient enrollment of the BACKBEAT global pivotal study, in collaboration with Medtronic, evaluating the efficacy and safety of AVIM Therapy for the treatment of uncontrolled hypertension in patients indicated for a pacemaker
•Initiated patient enrollment in the Virtue SAB U.S. pivotal trial, a randomized head-to-head IDE registrational clinical trial comparing Virtue SAB with the commercially available AGENT paclitaxel-coated balloon for the treatment of coronary in-stent restenosis
On April 30, 2026, Orchestra BioMed announced that the FDA has granted Breakthrough Device Designation (“BDD”) for AVIM Therapy specific to patients with uncontrolled hypertension despite the use of anti-hypertensive medications, and an indication for a pacemaker.
Together, the two BDD’s for AVIM Therapy cover indications that encompass both the broader population of patients with uncontrolled hypertension despite medication and increased cardiovascular risk as well as the specific pacemaker-indicated population with uncontrolled hypertension being evaluated in the BACKBEAT global pivotal trial, which Orchestra BioMed is conducting in collaboration with Medtronic. This additional BDD supports strategic optionality for the clinical, regulatory and commercial reimbursement strategies for AVIM Therapy.
Bot/Bal
On April 1, 2026, Agenus announced the first patient enrolled in the landmark global Phase 3 BATTMAN trial. This study is evaluating Agenus’ immunotherapy combination of botensilimab plus balstilimab (“Bot/Bal”) versus best supportive care in patients with refractory, unresectable microsatellite stable (MSS)/mismatch repair proficient (pMMR) metastatic colorectal cancer (mCRC), a population long considered resistant to immunotherapy. The BATTMAN trial serves as the registrational-enabling study for Bot/Bal, enrolling approximately 830 patients and is expected to complete global enrollment quickly, reflecting the unprecedented investigator and patient enthusiasm worldwide.
Tzield
On April 22, 2026, Sanofi announced the FDA approved the supplemental biologic license application for Tzield, expanding the indication from eight years and older to as young as one year of age to delay the onset of stage 3 type 1 diabetes (T1D) in patients diagnosed with stage 2 T1D. The approval was granted under a priority review process and is supported by one-year data from the PETITE-T1D Phase 4 study, evaluating safety and pharmacokinetics in young children.
Adjusted Financial Measures
Ligand reports adjusted net income from continuing operations, adjusted net income per diluted share and adjusted earnings per diluted share in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP, and does not consider such measures superior to GAAP results. The Company also reports “core” versions of these measures, which exclude any realized gains from the sale of Viking Therapeutics common stock.
Adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to evaluate management performance and determine certain elements of management compensation. GAAP results include items such as share‑based compensation expense, amortization of acquisition‑related and intangible assets, changes in contingent liabilities, mark‑to‑market adjustments on investments in public companies, transaction‑related costs and related tax effects, which are excluded from adjusted results and are detailed in the reconciliations included at the end of this press release.
Conference Call and Webcast
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its results and answer questions. To participate via telephone, please dial (833) 461-5787 using the conference ID 304603090. International participants outside of Canada may use the toll number +1(585) 542-9983. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals

Ligand is a leading royalty aggregator, partnering with biopharmaceutical companies to finance and advance late-stage clinical development programs. The company owns and manages one of the largest and most diversified portfolios of biopharmaceutical royalties in the industry, with economic interests in more than 100 development and commercial-stage assets. Ligand funds high-value programs in exchange for long-term economic interests, aligning capital with clinical and commercial success. The company’s royalty portfolio is designed to deliver consistent and predictable revenue streams across a broad range of therapeutic assets. Ligand also licenses its proprietary technologies, Captisol® and NITRICIL™, to support drug development and formulation across its global partner network. For more information, visit www.ligand.com or follow Ligand on X and LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, regarding Ligand’s current expectations. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners and other commercialization and marketing efforts; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2026 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its financial guidance for 2026; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of their agreements or the development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; Ligand may not realize the anticipated benefits from investments in financing instruments such as convertible notes; XOMA's products pipeline and the anticipated timing of completion of the proposed XOMA acquisition; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, the imposition and/or announcement of tariffs and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Lasofoxifene, a LeonaBio product, AVIM Therapy and Virtue SAB, Orchestra products, Botensilimab and Balstilimab, Agenus products, Filspari, a Travere Therapeutics product, Ohtuvayre, a Merck product, Tzield, a Sanofi product, and Qtorin rapamycin, a Palvella Therapeutics product candidate, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and Zelsuvmi. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the®,© and™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
References to “Ligand,” the “Company,” “we,” “our” and similar expressions include Ligand Pharmaceuticals Incorporated and our wholly-owned subsidiaries.
Contacts:
Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761
Media:
Kellie Walsh
media@ligand.com
(914) 315-6072
[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues and income:
Revenue from intangible royalty assets	$32,931	$21,587
Income from financial royalty assets	10,027	5,902
Royalties	42,958	27,489
Captisol	8,654	13,460
Contract revenue and income	110	4,384
Total revenues and income	51,722	45,333
Operating costs and expenses:
Cost of Captisol	3,273	4,849
Amortization of intangibles	8,097	8,257
Research and development	2,148	50,085
General and administrative	20,836	18,801
Fair value adjustments to partner program derivatives	—	(443)
Total operating costs and expenses	34,354	81,549
Operating income (loss)	17,368	(36,216)
Non-operating income and expenses:
Gain (loss) from short-term investments	3,869	(12,367)
Loss from change in fair value of equity-method investments and other investments	(49,229)	—
Interest income, net	4,908	904
Other non-operating expense, net	(1,175)	(2,501)
Total non-operating expenses, net	(41,627)	(13,964)
Loss before income taxes	(24,259)	(50,180)
Income tax benefit	10,914	7,729
Net loss	$(13,345)	$(42,451)

Basic net loss per share	$(0.67)	$(2.21)
Shares used in basic per share calculation	19,883	19,191

Diluted net loss per share	$(0.67)	$(2.21)
Shares used in diluted per share calculation	19,883	19,191

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash, cash equivalents and short-term investments	$779,405	$733,521
Accounts receivable, net	53,383	59,601
Inventory	13,266	9,126
Short-term portion of financial royalty assets, net	12,151	22,792
Income taxes receivable	1,415	1,446
Other current assets	5,795	5,785
Total current assets	865,415	832,271

Goodwill and intangible assets, net	318,882	326,979
Long-term portion of financial royalty assets, net	193,536	196,877
Noncurrent derivative assets	13,527	15,632
Equity method investments	31,515	46,500
Other investments	87,770	121,451
Deferred income taxes, net	8,473	8,345
Other assets	12,987	12,582
Total assets	$1,532,105	$1,560,637

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$37,109	$34,691
Income taxes payable	1,893	1,239
Current contingent liabilities	277	287
Current operating lease liabilities	1,088	1,095
Other current liabilities	300	135
Total current liabilities	40,667	37,447

Long-term contingent liabilities	3,498	2,934
Long-term operating lease liabilities	3,993	4,204
2030 Convertible Senior Notes, net	446,896	446,192
Deferred income taxes, net	22,614	36,019
Other long-term liabilities	17,115	16,629
Total liabilities	534,783	543,425

Total stockholders’ equity	997,322	1,017,212
Total liabilities and stockholders’ equity	$1,532,105	$1,560,637

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Net loss	$(13,345)	$(42,451)
Adjustments:
Share-based compensation expense	10,596	7,836
Non-cash interest expense(1)	435	762
Amortization of intangible assets	8,097	8,257
Amortization of financial royalty assets(2)	1,198	2,565
Change in contingent liabilities(3)	624	1,879
Pelthos operating loss	—	4,745
(Gain) loss from short-term investments	(3,869)	12,367
Realized gain (loss) from short-term investments	1,190	(20)
Provision for current expected credit losses on financial royalty assets	21	(330)
Castle Creek R&D funding	—	44,340
Loss from derivative assets	837	174
Loss from change in fair value of equity-method investments and other investments(4)	49,229	—
Other(5)	—	1,273
Income tax effect of adjusted reconciling items above	(16,218)	(13,945)
Excess tax shortfall from share-based compensation(6)	(4,173)	(854)
Adjusted net income	$34,622	$26,598

Diluted per-share amounts attributable to common stockholders:
Diluted net loss per share	$(0.67)	$(2.21)
Adjustments:
Share-based compensation expense	0.50	0.39
Non-cash interest expense(1)	0.02	0.04
Amortization of intangible assets	0.38	0.41
Amortization of financial royalty assets(2)	0.06	0.13
Change in contingent liabilities(3)	0.03	0.09
Pelthos operating loss	—	0.24
(Gain) loss from short-term investments	(0.18)	0.62
Realized gain (loss) from short-term investments	0.06	—
Provision for current expected credit losses on financial royalty assets	—	(0.02)
Castle Creek R&D funding	—	2.22
Loss from derivative assets	0.04	0.01
Loss from change in fair value of equity-method investments and other investments(4)	2.32	—
Other(5)	—	0.07
Income tax effect of adjusted reconciling items above	(0.77)	(0.70)
Excess tax shortfall from share-based compensation(6)	(0.20)	(0.04)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.04	0.08
Adjusted diluted net income per share	$1.63	$1.33

GAAP - weighted average number of common shares - diluted	19,883	19,191
Shares excluded due to anti-dilutive effect on GAAP net loss	1,336	757
Adjusted weighted average number of common shares - diluted	21,219	19,948

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our convertible debt instruments that may be settled in cash and revolving credit facility; and (c) non-cash interest income from notes receivable.
(2) Amounts represent a portion of the contract payments and royalty receipts that are applied to reduce the carrying balance of our financial royalty assets.

(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent loss from change in fair value of equity-method investment in Pelthos and Pelthos Series A Preferred Shares.
(5) Amounts primarily relate to R&D funding expense and other.
(6) Excess tax shortfall from share-based compensation is recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.

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